EXHIBIT 99.1

Neurobiological Technologies Announces Suspension of Viprinex Development

EMERYVILLE, Calif., January 13, 2009 — Neurobiological Technologies, Inc. (Nasdaq: NTII) (NTI®) today announced that, following a detailed analysis of the recent interim results of the Viprinex™ clinical trial, the company has decided not to develop Viprinex further for the treatment of acute ischemic stroke. Viprinex was recently studied in a clinical trial to determine whether it was effective in improving patient outcome when given within six hours of a stroke, but the trial was halted for futility following an interim analysis.

“Following a thorough review of the interim data, it was determined that there was no group of patients in which Viprinex improved outcome, and therefore further development is not warranted,” said Warren W. Wasiewski, Chief Medical Officer. “We are very disappointed that another potential treatment for this devastating disease has failed to show benefit for this patient population.”

The company also announced that it is reducing its workforce substantially, paring down to the minimum necessary to carry out operations and complete contractual obligations. NTI is terminating a majority of its employees this week, with additional employee terminations planned for February and March. By the end of the first quarter of calendar 2009, the reduction in workforce is expected to aggregate approximately 75% of the staff employed previously. The company is also significantly reducing other operating expenses and plans to provide further disclosure in its Quarterly Report on Form 10-Q for the quarter ended December 31, 2008, which will be filed in February 2009.

“We are disappointed with the results of the Viprinex clinical trials. Following the receipt of these results, we have taken steps to reduce costs to preserve the company’s remaining cash and to reduce personnel to the level necessary to preserve the company’s other assets,” said Abraham E. Cohen, Chairman of the Board. “We are thankful to our stockholders for their support of the company, as well as for providing directors with their thoughtful views about the future of NTI. Consistent with its duties, the board is considering all the views that have been expressed and evaluating ways to maximize the value of the company’s cash and other assets. We can assure you that we are completely focused on doing what is in the best interests of all our stockholders.”

About Neurobiological Technologies, Inc.

Neurobiological Technologies, Inc. (Nasdaq: NTII) is a biopharmaceutical company focused on developing novel, first-in-class agents for central nervous system conditions and other serious unmet medical needs. The company recently terminated development of its most advanced product candidate, Viprinex™ (ancrod), which was studied in Phase 3 clinical trials for evaluation as a new drug to treat acute ischemic stroke. NTI also has early-stage development programs for Alzheimer’s and Huntington’s diseases and rights to receive payments on an approved drug for Alzheimer’s disease and an investigational drug in Phase 3 trials for brain swelling.

NOTE: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including risks relating to our terminated clinical trials and our continuing contractual commitments, and levels of future operations and expenditures, as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release and we undertake no obligation to update these forward-looking statements.